EXHIBIT D
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US$600,000,000 Floating Rate Notes due 2008 - Names and Addresses of
Underwriters

Citigroup Global Markets, Inc.
390 Greenwich Street
New York, New York 10013

J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017

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